UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 15, 2008

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Number)

1014 Vine Street

Cincinnati, OH  45201

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01                                   Regulation FD Disclosure.

On October 15 and 16, 2008, The Kroger Co. will be hosting an analyst conference.  In anticipation of questions regarding Kroger’s liquidity, sales trends, earnings and other guidance, Kroger provides, and files herewith, the following updated guidance:

2008 Guidance Excluding, Except as to Sales, Effect of Hurricane Ike:

Annual identical supermarket sales growth (excluding fuel sales and including stores affected by Hurricane Ike and its remnants, for both 2007 and 2008) -	4.5 – 5.5%

Third quarter 2008 identical supermarket sales growth (excluding fuel sales and including stores affected by Hurricane Ike and its remnants, for both 2007 and 2008) -	Through first eight weeks, continues to trend above 5%. Sales in the second four weeks of the quarter were stronger than sales in the first four weeks of the quarter.

Annual net earnings per diluted share -	$1.85 – $1.90, excluding the effect of Hurricane Ike and its remnants

Third and fourth quarter 2008 net earnings per diluted share –

We anticipate Kroger’s lowest year-over-year earnings per share growth rate will occur in the third quarter. Third quarter results in 2007 included a $40 million tax benefit. The net effect on our third quarter results was income of approximately $0.02 to $0.03 per diluted share. We expect earnings per share in the third quarter 2008 will range from slightly below to slightly above prior year results. After adjusting for the prior year net benefit, this would represent an increase in 2008’s expected third quarter earnings per share. We continue to expect that our fourth quarter 2008 EPS growth rate will be higher than our annual EPS growth rate

Annual operating margin -	flat to slightly improving

Liquidity -

Kroger’s $2.5 billion committed five-year credit facility, maturing November 2011, continues to remain available and Kroger has drawn under this facility, as necessary, since its inception and including since the end of the second quarter 2008. Letters of credit totaling $365 million as of both August 16, 2008, and October 14, 2008, reduce amounts available under the credit facility. On peak borrowing days, we expect that more than $1.2 billion of this facility would remain available. In addition, Kroger maintains uncommitted money market lines totaling $75 million.

Annual capital expenditures -

$2.0 - $2.2 billion, excluding acquisitions. These capital projects include approximately 70 - 80 major store projects covering new stores, expansions and relocations, and 175 - 200 remodels, logistics projects, and other investments to support our Customer 1st business strategy.

Annual supermarket square footage growth -	2.0 - 2.5% before acquisitions and operational closings, with an emphasis on large, fast-growing markets

Annual expected tax rate -	approximately 37.0%

Labor:

We have negotiations this year covering store associates in Las Vegas, Phoenix, and Portland.  Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.

Our ability to achieve sales and earnings per share goals may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; weather conditions, including the effect of Hurricane Ike and its remnants; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales could be adversely affected by increased competition and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products.

Our guidance assumes that the Company’s fuel margins in 2008 will be comparable to those achieved in 2007.  Our liquidity could be affected if our committed lenders are unable or unwilling to honor their contractual obligations to us.  Our capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs exceed those budgeted; or our logistics and technology or store projects are not completed on budget or in the time frame expected.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate.

Section 8 - Other Events

Item 8.01                            Other Events

On October 15, 2008, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, and filed herewith.

Section 9 – Financial Statements and Exhibits

Item 9.01                            Financial Statements and Exhibits.

(d)  Exhibits.

99.1         Press release issued by the Company on October 15, 2008, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

October 15, 2008	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release issued by the Company on October 15, 2008, filed herewith.